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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-75596 and 333-112074) of Cepheid and in the related Prospectus and in the Registration Statements (Form S-8 No. 333-41682, 333-65844, 333-91472 and 333-106181) pertaining to the 1997 Stock Option Plan, the 2000 Employee Stock Purchase Plan and the 2000 Non-Employee Directors Stock Option Plan of Cepheid of our report dated January 28, 2004, except for Note 10, as to which the date is February 18, 2004, with respect to the consolidated financial statements of Cepheid included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                      /s/ ERNST & YOUNG LLP

Palo Alto, California
March 8, 2004

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  Exhibit 23.1